Exhibit 99.h2


                      AMENDMENT TO ADMINISTRATION AGREEMENT

         AMENDMENT TO ADMINISTRATION AGREEMENT, effective as of September 24, 2003, by and between JULIUS BAER INVESTMENT FUNDS, a business trust established under the laws of the Commonwealth of Massachusetts (the "Fund"), and INVESTORS BANK & TRUST COMPANY, a Massachusetts trust company (the "Bank").

         WHEREAS, the Fund and Bank entered into an Administration Agreement dated December 28, 1999, as amended from time to time (the "Administration Agreement"); and

         WHEREAS, the Fund and Bank desire to amend the Administration Agreement as set forth below.

         NOW, THEREFORE, in consideration of the premises set forth herein, the parties agree as follows:

         1. Amendments.

     (a) The first paragraph of Section 3 of the Administration Agreement is hereby amended by deleting such paragraph in its entirety and inserting in lieu thereof the following:

         "Subject to the supervision and direction of the Board of Trustees of the Fund, the Bank, as Administrator, will assist in conducting various aspects of the Fund's administrative operations and undertakes to perform the services described in APPENDIX B hereto. The Bank may, from time to time, perform additional duties and functions which shall be set forth in an amendment to such APPENDIX B executed by both parties."

     (b) Paragraph (a) of Section 5 of the Administration Agreement is hereby amended by deleting such paragraph (a) in its entirety and by inserting in lieu thereof, the following:

         "FEES AND EXPENSES OF THE BANK. For the services rendered by the Bank hereunder, the Fund will pay to the Bank such fees at such rate as shall be agreed upon in writing by the parties from time to time. The Fund will also pay or reimburse the Bank from time to time for all necessary proper disbursements, expenses and charges made or incurred by the Bank in the performance of this Agreement (including any duties listed on any Schedule hereto, if any) including any indemnities for any loss, liabilities or expense to the Bank as provided herein. The Bank will also be entitled to reimbursement by the Fund for all reasonable expenses incurred in conjunction with termination of this Agreement and any conversion or transfer work done in connection therewith.

     (c) Section 7(a) of the Custodian Agreement is hereby amended by deleting the lead in paragraph of such Section 7(a) in its entirety and by inserting in lieu thereof, the following:

               (a) The term of this Agreement shall run from the date hereof through and including December 31, 2005 (the "Initial Term"), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one-year terms (each a "Renewal Term") unless notice of non-renewal is delivered by the non-renewing party to the other party no later than ninety days prior to the expiration of any Renewal Term, as the case may be.

     (d) Appendix A to the Agreement is hereby amended by deleting such Appendix A in its entirety and inserting in lieu thereof Appendix A as attached hereto.

     (e) Appendix C to the Agreement is deleted in its entirety and reserved.

         2. MISCELLANEOUS.

          a) Except as amended hereby, the Administration Agreement shall remain in full force and effect.

          b) This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the day and year first written above.


JULIUS BAER INVESTMENT FUNDS        INVESTORS BANK & TRUST COMPANY


By: /S/ MICHAEL QUAIN                By: /S/ ANDREW NESVET
    -------------------------        ----------------------------------------

Name:  MICHAEL QUAIN                 Name: ANDREW NESVET
       --------------------          --------------------------------------

Title: PRESIDENT                     Title: MANAGING DIRECTOR
       ----------------------        ----------------------------

                                   APPENDIX A

                                   PORTFOLIOS

                      Julius Baer International Equity Fund
                         Julius Baer Global Income Fund
                     Julius Baer Global High Yield Bond Fund